EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 6, 2019		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 36% INCREASE IN
2018 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.7 billion financial holding company with two bank subsidiaries, announced its financial results for the fourth quarter of 2018 as well as the 2018 calendar year.  Premier realized net income of $20,168,000 ($1.47 per diluted share) during the year ending December 31, 2018, a $5.3 million, or 36.1%, increase from the $14,819,000 ($1.10 per diluted share) reported for the year ending December 31, 2017.  The increase in net income during 2018 is largely due to a $3,831,000, or 6.2%, increase in interest income, a $443,000, or 5.1%, increase in non-interest income, a $184,000, or 7.4%, decrease in the annual provision for loan losses and a $2,709,000, or 31.5%, decrease in income tax expense.  The decrease in income tax expense was primarily a result of the 2017 Tax Cuts and Jobs Act, which enacted a lower corporate income tax rate beginning in 2018.  These increases in net income more than offset a $1,565,000, or 34.8%, increase in interest expense and a $253,000, or 0.6%, increase in non-interest expense.

President and CEO Robert W. Walker commented, “We are pleased to report a record net income performance in 2018, at $20.2 million, or $1.47 per diluted share.  Both are new records for our company.  This earnings performance included approximately $663,000 of net income from the operations of our newly acquired First Bank of Charleston (“First Bank”) location, which is included in our financial results only from the October 12, 2018 acquisition date. Net interest income was up 3.9%, or $2.3 million in 2018 while net overhead expenses were down 0.6%, or $190,000, when compared to our 2017 results.  Our net interest margin remained strong in 2018 at 4.13%, compared to a 4.18% margin earned in 2017, and our provision for loan losses decreased by $184,000, or 7.4%, in 2018.  We continue to work through our non-performing assets and have increased our specific reserves on some impaired loans.  Our regulatory capital ratios remain strong as our equity-to-asset ratios improved from our positive earnings performance.  While our future results will still be subject to the strengths and weaknesses of our local and national economies, we are optimistic about our future and look forward to meeting its challenges.”

For the quarter ended December 31, 2018, Premier realized net income of $5,639,000 (39 cents per diluted share), a 49.6% increase over the $3,769,000 (28 cents per diluted share) of net income reported for the fourth quarter of 2017.  The $1,870,000, or 49.6%, increase in net income during the fourth quarter of 2018 is largely due to a $2,894,000, or 18.8%, increase in interest income, a $37,000 increase in non-interest income, a $41,000 decrease in the provision for loan losses and a $766,000 decrease in income tax expense when compared to the fourth quarter of 2017.  These increases in net income more than offset a $902,000 increase in interest expense and a $966,000 increase in non-interest expense when compared to the fourth quarter of 2017.

Net interest income for the quarter ended December 31, 2018 totaled $16.191 million, up $1,992,000, or 14.0%, from the $14.199 million of net interest income earned during the fourth quarter of 2017.  Interest income in 2018 increased by $2,894,000, or 18.8%, due to an increase in interest income on loans, investment securities, federal funds sold and interest bearing bank balances.  Interest income on loans in the fourth quarter of 2018 increased by $1,649,000, or 12.0%, largely due to a $1,354,000 increase in interest income on loans acquired via the purchase of First Bank.  Otherwise, interest income on loans increased by $295,000, or 2.1%, largely due to a higher yield on the average balance of loans outstanding.  Interest income on investment securities in the fourth quarter of 2018 increased by $868,000, or 59.7%, partially due to the estimated $323,000 increase in interest income from the investment portfolio of First Bank.  Otherwise, interest income on investment securities increased by $545,000, or 37.5%, largely due an increase in the average yield earned on the portfolio in the fourth quarter 2018 as well as a higher average balance of investments when compared to the fourth quarter of 2017.  Interest income from federal funds sold increased by $108,000 in the fourth quarter of 2018, largely due to an increase in the average yield earned also on a higher average balance outstanding.  Interest income on interest-bearing bank balances increased by $269,000 in the fourth quarter of 2018, largely due to an increased average balance outstanding during the quarter and a slightly higher average yield.

Partially offsetting the increase in interest income in the fourth quarter of 2018 was a $902,000, or 76.8%, increase in interest expense, when compared to the fourth quarter of 2017.  Interest expense on deposits increased by $860,000, or 85.9%, in the fourth quarter of 2018, partially due to the $218,000 of interest expense on deposits assumed in the acquisition of First Bank.  Otherwise, interest expense increased by $642,000, or 64.1%, largely due to a higher average rate paid on interest bearing deposits on a higher average balance outstanding.  Interest expense on FHLB borrowings increased by $54,000, and interest expense on subordinated debentures increased by $18,000.  These increases in interest expense were partially offset by a $27,000, or 46.6%, decrease in interest expense on other borrowings due to principal payments and a $3,000 decrease in interest expense on customer repurchase agreements.

During the quarter ended December 31, 2018, Premier recorded $425,000 of provision for loan losses compared to $466,000 of provision for loan losses recorded during the same quarter of 2017.  The provision for loan losses recorded during the fourth quarter of 2018 was to provide for an increase in specific reserves on impaired loans partially offset by a decrease in allowance for loan losses on collectively impaired loans.  Specific reserves on impaired loans increased from $1,953,000 at the end of the third quarter of 2018 to $2,796,000 at the end of the fourth quarter of 2018, largely due to an increase in specific reserves placed on two owner-occupied commercial real estate loans and another two commercial and industrial loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $563,000 in the fourth quarter of 2018 when compared to the same quarter of 2017, while recoveries on loans previously charged-off decreased by $12,000 in the same comparison.  The decrease in charge-offs is largely due to the foreclosure on a multi-million dollar multifamily housing property in the fourth quarter of 2017 that had been identified as impaired and allocated a specific reserve for losses in a prior period.  Non-accrual loans have increased by $2.2 million since December 31, 2017, while accruing loans 90+ days past due and still accruing decreased by $2.3 million.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended December 31, 2018 totaled $8.493 million compared to $7.564 million in the fourth quarter of 2017, as a $37,000, or 1.6%, increase in non-interest income was more than offset by a $966,000, or 9.8%, increase in non-interest expense.  Non-interest income increased by $37,000 in the fourth quarter of 2018 when compared to the fourth quarter of 2017, largely due to a $63,000, or 5.5%, increase in service charges on deposit accounts, a $17,000, or 2.0%, increase in electronic banking income, and a $10,000, or 35.7%, increase in secondary market mortgage income.  Partially offsetting these increases, other sources of non-interest income decreased by $53,000, or 17.3%, when compared to the fourth quarter of 2017.  Non-interest expenses increased by $966,000 in the fourth quarter of 2018 when compared to the fourth quarter of 2017, largely due to approximately $552,000 of non-interest expenses attributable to the operations of the acquired First Bank.  Including the operations of First Bank, significant increases in non-interest expenses in the fourth quarter of 2018 include a $484,000, or 10.4%, increase in staff costs, a $204,000, or 17.7%, increase in outside data processing costs, a $116,000, or 7.6%, increase in occupancy and equipment expenses, a $117,000, or 25.3% increase in expenses on other real estate owned (“OREO”), and a $177,000 increase in system conversion costs related to the acquisition of First Bank.  These increases were partially offset by a $143,000, or 59.3%, decrease in loan collection expenses, a $48,000, or 28.4%, decrease in FDIC insurance expense and a $15,000, or 9.3%, decrease in supplies expense when compared to the fourth quarter of 2017.

Net interest income for the year ended December 31, 2018 totaled $59.754 million, an increase of $2.266 million, or 3.9%, from the $57.488 million of net interest income earned during 2017.  Total interest income in 2018 increased by $3,831,000, or 6.2%, largely due to an increase in interest income on loans.  Interest income on loans increased by $1,431,000, or 2.6%, in 2018, largely due to approximately $1,354,000 of interest income on loans from the First Bank acquisition.  Otherwise, interest income increased by $727,000, or 1.3%, in 2018, largely due to an increase in the average yield on loans.  This increase was substantially offset by a decrease in interest income on loans recognized from the collection of deferred interest income and loan discounts recognized upon the full payoff of loans.  In 2018, $978,000 of deferred interest income was recognized while $1,628,000 of such loan interest income was recognized in 2017.  Interest income on investments increased by $1,387,000, or 23.6%, in 2018, largely due to an increase in the average yield earned on the portfolio on a higher average balance of investments.  Interest income from interest-bearing bank balances and federal funds sold increased by $1,013,000, largely due to an increase in the average yield earned in 2018 from increases in short-term interest rates also on a higher average balance outstanding during the year.

Partially offsetting the increase in interest income in 2018 was a $1,565,000, or 34.8%, increase in interest expense, when compared to calendar year 2017.  Interest expense on deposits increased by $1,589,000, or 41.2%, in 2018 largely due to an increase in the average rate paid and a higher average balance of interest bearing deposits outstanding.  Approximately $218,000, of the increase in interest expense on deposits was a result of the deposits obtained via the acquisition of First Bank.  Interest expense on customer repurchase agreements increased by $1,000, while interest expense on FHLB borrowings increased by $54,000.  The increase in interest expense on FHLB borrowings was the result of interest expense on the outstanding FHLB borrowings assumed in the acquisition of First Bank in the fourth quarter of 2018, partially offset by interest expense on short-term FHLB borrowings by Premier in the fourth quarter of 2017.  Interest expense on other borrowings decreased by $136,000, or 46.6%, due to scheduled and additional principal payments made during 2018.  This expense saving was partially offset by a $57,000, or 19.3%, increase in interest expense on the subordinated debentures assumed by Premier as part of its acquisition of First National Bankshares Corporation (“Bankshares”) in January 2016.  Interest expense increased largely due to an increase in the rate paid on these debentures due to increases in short-term interest rates.

During 2018, Premier recorded $2,315,000 of provision for loan losses compared to a $2,499,000 of provision for loan losses in 2017.  The provision for loan losses recorded in 2018 was largely to provide for an increase in specific reserves on impaired loans.  The amount of allowance allocated to individually impaired loans increased by approximately $1,294,000 in 2018.  While loans identified as impaired decreased by $6.1 million, or 24.2% since year-end 2017, the amount of allowance allocated to individually impaired loans increased largely due to increases in estimated credit risk on a multifamily residential loan relationship and three commercial real estate loan relationships.  The amount of allowance allocated to collectively evaluated loans increased by approximately $340,000, largely due to a $37.8 million increase in loans collectively evaluated for impairment.  Both of these increases in the amount of allowance allocated to individually or collectively impaired loans exclude the $681,000 of net charge-offs recorded during 2018.  The provision expense recorded in 2017 was largely to provide for an $897,000 increase in specific reserves on impaired loans and to provide for a $371,000 increase in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment, largely due to the approximately $36.8 million increase in loans outstanding, net of foreclosures, since December 31, 2016.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs in 2018 were $681,000, or 0.06% of average total loans for the year.  Net charge-offs were down $550,000 from the $1,231,000 of net charge-offs recorded in 2017, largely due to a charge-off related to a foreclosure on a multi-million dollar multifamily housing property in the fourth quarter of 2017.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year ended December 31, 2018 totaled $31.373 million compared to $31.563 million in the year 2017, as a $253,000, or 0.6%, increase in non-interest expenses was more than offset by a $443,000, or 5.1%, increase in non-interest income.  Non-interest income increased by $443,000 in the calendar year 2018 when compared to 2017, largely due to a $205,000, or 4.7%, increase in service charges on deposit accounts, and a $270,000, or 8.3%, increase in electronic banking income.  These increases were partially offset by a $21,000, or 10.4%, decrease in secondary market mortgage income and an $11,000, or 1.3%, decrease in other sources of non-interest income.  Non-interest expenses increased by $253,000, or 0.6%, from 2017.  The modest overall increase was largely the result of a $1,357,000, or 84.8%, decrease in OREO writedowns and expenses.  The decrease in this non-interest expense category was largely due to a $1,177,000 increase in net gains on the disposition of OREO properties resulting from $1,080,000 of net gains upon the sale of OREO in the first quarter of 2018.  Premier sold approximately $6.1 million of OREO, or approximately 30% of the carrying value held on the books at year-end 2017, and realized $1,080,000 of net gains upon their liquidation.  OREO expenses and writedowns are traditionally included in Premier’s total non-interest expenses, so the net gains from these sales reduced non-interest expense in 2018.  Excluding the net OREO gains from these first quarter 2018 sales, non-interest expense increased by $1,333,000, or 3.3% in 2018 compared to 2017.  The First Bank operations increased non-interest expense by $552,000 in 2018, or approximately 40% of the remaining $1,333,000 increase in non-interest expense.  Including the operations of First Bank, other decreases in non-interest expenses in 2018 include a $111,000, or 16.4%, decrease in FDIC insurance, a $196,000, or 20.1%, decrease in the amortization of intangible assets, and a $75,000, or 2.0%, decrease in employee benefits costs.  These decreases were more than offset by a $523,000, or 13.9%, increase in salaries and wages, a $295,000, or 4.9%, increase in occupancy and equipment costs, a $531,000, or 54.5% increase in professional fees, a $119,000, or 19.0%, increase in loan collection expenses, a $108,000, or 13.8%, increase in taxes not on income, a $162,000 increase in data system conversion expenses and a $228,000 increase in other operating expenses in the calendar year 2018 when compared to 2017.

Total assets as of December 31, 2018 were up $196.7 million, or 13.2%, from the $1.493 billion of total assets at year-end 2017, largely due to the $183.8 million of assets, net of cash paid, acquired from the purchase of First Bank on October 12, 2018.  Earning assets increased by $202.4 million, or 14.7%, from the $1.375 billion of earning assets at year-end 2017, primarily due to the $157.7 million of earning assets obtained from the acquisition of First Bank.  Excluding the earning assets of First Bank, investment securities increased by $42.0 million, or 15.1%, since year-end 2017, as surplus funds from increases in deposit balances and decreases in loans outstanding were used to purchase investment securities.  Total loans outstanding increased by $100.2 million, or 9.6%, since year-end 2017, due to the $114.8 million of loans obtained via the acquisition of First Bank.  Otherwise, total loans outstanding decreased by $14.5 million, or 1.4%, in 2018, largely due to payoffs on loans in the first quarter of 2018, including expected sizable payoffs from completed construction projects which exceeded new loans generated during that quarter.  Since March 31, 2018, total loans have increased by $5.8 million, or 0.6%, through the end of 2018.  Other real estate owned (“OREO”) decreased by $5.9 million, or 29.8%, due to the first quarter 2018 sale of two of the three largest OREO properties held, which also generated nearly $1.07 million of profit upon liquidation.  Goodwill and other intangible assets increased by $14.2 million due to the $14.9 million of goodwill and core deposit intangible asset from the acquisition of First Bank partially offset by $778,000 of core deposit intangible amortization in 2018.  Total deposits increased by $157.5 million, or 12.4% since year-end 2017, including $132.1 million of deposits assumed from the acquisition of First Bank.  Since year-end 2017, non-interest bearing demand deposits have increased by $59.2 million, interest bearing transaction deposits have increased by $48.6 million, savings deposits have increased by $2.5 million and certificates of deposit increased by $47.2 million.  Customer repurchase agreements decreased by $1.2 million, or 5.4% since year-end 2017, including the effect of adding $361,000 of customer repurchase agreements from the acquisition of First Bank.  Other borrowings decreased by $2.5 million, or 50.0%, since year-end 2017, due to scheduled principal payments plus additional principal payments on Premier’s existing borrowing.  However, FHLB borrowings increased by $8.8 million since year-end 2017 due to the outstanding FHLB borrowings assumed in the acquisition of First Bank in the fourth quarter of 2018.  Subordinated debentures increased by $30,000 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million of subordinated debentures.

Stockholders’ equity of $216.7 million equaled 12.8% of total assets at December 31, 2018, which compares to stockholders’ equity of $183.4 million, or 12.3% of total assets at December 31, 2017.  The increase in stockholders’ equity was largely due to the $22.4 million of stock issued in the acquisition of First Bank plus the $20.2 million of net income earned for the year.  Other increases include $252,000 of stock based compensation and $193,000 of stock option exercises.  These increases in stockholders’ equity were partially offset by the $0.57 per share of common stock dividends declared and paid during the four quarters of 2018 as well as a $1.8 million, net of tax, decrease in the market value of the investment portfolio available for sale.  .

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2018.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2018	2017	2018	2017
Interest Income
Loans, including fees	15,407	13,758	56,856	55,425
Investments and other	2,861	1,616	8,965	6,565
Total interest income	18,268	15,374	65,821	61,990
Interest Expense
Deposits	1,861	1,001	5,444	3,855
Borrowings and other	216	174	623	647
Total interest expense	2,077	1,175	6,067	4,502
Net interest income	16,191	14,199	59,754	57,488
Provision for loan losses	425	466	2,315	2,499
Net interest income after provision	15,766	13,733	57,439	54,989
Non-interest Income
Service charges on deposit accounts	1,219	1,156	4,562	4,357
Electronic banking income	853	836	3,530	3,260
Other non-interest income	292	335	1,006	1,038
Total non-interest income	2,364	2,327	9,098	8,655
Non-Interest Expense
Salaries and employee benefits	5,136	4,652	19,803	19,355
Net occupancy and equipment	1,634	1,518	6,294	5,999
Outside data processing	1,358	1,154	5,199	5,173
OREO expenses and writedowns, net	579	462	244	1,601
Amortization of intangibles	203	206	778	974
Other non-interest expenses	1,947	1,899	8,153	7,116
Total non-interest expense	10,857	9,891	40,471	40,218
Income Before Taxes	7,273	6,169	26,066	23,426
Income Taxes	1,634	2,400	5,898	8,607
NET INCOME	5,639	3,769	20,168	14,819

EARNINGS PER SHARE *	0.39	0.28	1.48	1.11
DILUTED EARNINGS PER SHARE *	0.39	0.28	1.47	1.10
DIVIDENDS PER SHARE *	0.15	0.12	0.57	0.48

Charge-offs	238	801	1,368	1,903
Recoveries	68	80	687	672
Net charge-offs (recoveries)	170	721	681	1,231
* Previously presented per share information has been restated to reflect a 5 for 4 stock split issued on June 8, 2018 to shareholders of record on June 4, 2018.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2018	2017
ASSETS
Cash and Due From Banks	22,992	40,814
Interest Bearing Bank Balances	39,911	39,773
Federal Funds Sold	17,872	4,658
Securities Available for Sale	365,731	278,466
Loans (net)	1,135,563	1,036,948
Other Real Estate Owned	14,024	19,966
Other Assets	41,114	34,053
Goodwill and Other Intangibles	52,908	38,746
TOTAL ASSETS	1,690,115	1,493,424

LIABILITIES & EQUITY
Deposits	1,430,127	1,272,675
Fed Funds/Repurchase Agreements	22,062	23,310
FHLB Borrowings	8,819	-
Other Borrowings	2,500	5,000
Subordinated Debentures	5,406	5,376
Other Liabilities	4,472	3,708
TOTAL LIABILITIES	1,473,386	1,310,069
Common Stockholders’ Equity	216,729	183,355
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,690,115	1,493,424

TOTAL BOOK VALUE PER COMMON SHARE	14.82	13.74
Tangible Book Value per Common Share	11.20	10.84

Non-Accrual Loans	17,448	15,246
Loans 90 Days Past Due and Still Accruing	1,086	3,391